Exhibit 99.1

Contact: Max Shevitz	FOR IMMEDIATE RELEASE
President
Tel. 703/925-5590
Email. max_shevitz@learningtree.com

LEARNING TREE INTERNATIONAL ANNOUNCES FIRST QUARTER FY 2014 RESULTS

RESTON, Va., February 13, 2014 – Learning Tree International, Inc. (NASDAQ: LTRE) announced today its revenues and results of operations for its first quarter of fiscal year 2014, which ended January 3, 2014.

In its first quarter of fiscal year 2014, Learning Tree reported revenues of $32.0 million, income from operations of $0.9 million, and net income of $0.7 million or $0.06 per share. These results compare with revenues of $33.3 million, loss from operations of $1.4 million and net loss of $1.4 million, or $(0.11) per share in its first quarter of fiscal year 2013.

“We are pleased to have improved our bottom line this quarter, despite revenues and gross margins that were adversely affected by the U.S. government sequestration and shutdown and by continued weakness in the European economies.” said Learning Tree President Max Shevitz. “We are projecting the weakness in our markets to continue beyond our second quarter of fiscal year 2014, which historically is our lowest revenue quarter of our fiscal year. Meanwhile, we have continued to invest in our business with new courses, equipment and enhanced distribution methods that allow our participants to attend our courses at times and locations that are most convenient to them.”

Webcast

An investor conference call to discuss first quarter fiscal year 2014 results is scheduled for 4:30 p.m. (EST) February 13, 2014. Interested parties may access the conference call via live webcast at: www.learningtree.com/investor. The webcast will also be available for replay at: www.learningtree.com/investor.

About Learning Tree International

Established in 1974, Learning Tree International is a global provider of hands-on IT and management training. Learning Tree develops, markets, and delivers a broad, proprietary library of instructor-led courses focused on: web development, IT security, project management, operating systems, databases, networking, software development, leadership, and management and business skills. Participants can attend our courses at Learning Tree Education Centers around the world, on-site at client facilities, or over the Internet utilizing Learning Tree AnyWare™ from their home, their office, or at one of our AnyWare Learning Centers™. For more information about Learning Tree products and services, call 1-888-THE-TREE (1-888-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Cautionary Statement Regarding Forward Looking Statements

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree's actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree's business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree's Annual Report on Form 10-K for fiscal year 2013 (“Item 1A”). Please read Item 1A carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include the following: risks associated with the timely development, introduction, and customer acceptance of Learning Tree's courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree's courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; reliance on key vendors for technical services and support; attracting and retaining qualified personnel; and continued uncertainty over the U. S. Government’s ability to resolve its budgetary issues and avoid further disruptions such as government shutdowns and debt ceiling limits.

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Release Summary: Learning Tree International announced today its revenues and results of operations for its first quarter of fiscal year 2014, which ended January 3, 2014.

1-888-THE-TREE (843-8733) | www.learningtree.com

Table 1

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	January 3, 2014	December 28, 2012
Revenues	$32,022	$33,290
Cost of revenues	17,348	16,421
Gross profit	14,674	16,869

Operating expenses:
Course development	1,937	2,101
Sales and marketing	6,156	7,805
General and administrative	5,633	8,327
Total operating expenses	13,726	18,233

Income (loss) from operations	948	(1,364)

Other income (expense), net	(36)	(19)

Income (loss) before income taxes	912	(1,383)
Provision for income tax	183	33

Net income (loss)	$729	$(1,416)

Earnings (loss) per share--diluted	$0.06	$(0.11)

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(all amounts in thousands)

	January 3, 2014	September 27, 2013
	(unaudited)

Cash and cash equivalents	$27,815	$26,583
Trade accounts receivable, net	11,669	14,057
Prepaid expenses and other	6,071	6,152
Total current assets	45,555	46,792
Depreciable assets, net and other	21,211	22,170
Total assets	$66,766	$68,962

Accounts payable and accrued liabilities	$13,952	$15,317
Deferred revenues	28,287	29,780
Total current liabilities	42,239	45,097
Other	8,074	8,204
Total liabilities	50,313	53,301

Stockholders' equity	16,453	15,661
Total liabilities and stockholders' equity	$66,766	$68,962